FORM 4

[  ] Check this box if no
     longer subject to
     Section 16, Form 4 or
     Form 5 obligations may
     continue. See Instruction 1(b)





                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

     Gross                            Ernest
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     (Last)                          (First)                         (MI)

     44 Talmadge Road
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                                    (Street)

     Edison                         New Jersey                    08818
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    NBSC
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)            ###-##-####
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    April 1998                         |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [    ]  10% Owner

        [     ]  Officer                      [    ]  Other (specify below)
                 (give title below)
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 9)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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  New Brunswick Scientific Co.,   |                           |             |           |                |         |
    Inc.                          |       04/01/98            |      G      |           |       20       |    D    |      N/A
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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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  New Brunswick
  Scientific Co., Inc             |       2,000*              |          D              |
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                                  |       1,155*              |          I              |    IN NAME OF WIFE,
                                  |                           |                         |    EDITH GROSS
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* After adjustment for 10% stock dividend paid May 1997.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          (Print or Type Responses)